CALECO PHARMA CORP.
Suite 410-103 East Holly Street,
National Bank Building
Bellingham, WA 98225
(360) 306-1133

February 10, 2010

Caleco Pharma Corp. Announces Entry into
Share Purchase Agreement with Natac Biotech S.L.

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE; www.calecopharmacorp.com) Caleco Pharma Corp. (the “Company”) is pleased to announce that it has entered into a share purchase agreement (the “Share Purchase Agreement”) with Natac Biotech S.L. (“Natac”), a Spanish biotechnology corporation engaged in the research and development of health related products, and the principal stockholders of Natac (the “Principal Stockholders”). Under the terms of the Share Purchase Agreement, the Company has agreed to acquire eighteen percent (18%) of the share capital of Natac from the Principal Stockholders (the “Natac Shares”). In consideration of the Natac Shares, the Company has agreed to issue an aggregate of 4,300,000 shares of its common stock to the Principal Stockholders.

The closing of the Share Purchase Agreement is expected to occur on or before March 19, 2010 and is subject to a number of customary conditions, including:

(a)	the closing of a research and licensing agreement whereby the Company will acquire an exclusive license to certain probiotic strains for the countries located in North and South America;

(b)	the closing of an exclusive licensing agreement whereby the Company will acquire an exclusive license to certain health related products for the countries located in North and South America; and

(c)	the closing of a lab facilities and services agreement whereby Natac shall provide certain services and laboratory access to the Company.

Following closing of the Share Purchase Agreement, Natac has agreed to appoint a nominee of the Company to the Board of Directors of Natac. In addition, the Company has also agreed to appoint a nominee of Natac to its Board of Directors.

About Natac Biotech S.L.

Natac is a start-up Spanish biotechnology corporation engaged in the research and development of health related products. Natac has recently formed a strategic alliance with the Universidad Autónoma de Madrid in order to enhance its research and development of health related products. The strategic alliance will be carried out through a spin off into a separate Spanish corporation called “Natac Research S.L.”, of which Natac owns forty-seven percent (47%) of the share capital, the University owns six percent (6%) of the share capital and various professors and lecturers of the University own the balance of the issued share capital. Through Natac Research S.L., Natac will have access to the over 1,200 square meters of laboratory facilities and a pilot plant with advanced scientific equipment in order to conduct its research and development of various health related products.

About Caleco Pharma Corp.

The Company is focused on the ongoing research and development of its broad pipeline of over-the-counter and prescription medications including its proprietary “Liver Health Formula” technology designed to treat moderate to severe liver maladies, including Hepatitis C viral infection. In addition the Company is developing food supplements and over-the-counter dermatological products based on the active ingredients found in the Liver Health Formula. To date, the Company’s intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the Company will be able to complete its acquisition of the Natac Shares; or (ii) the Company will be able to acquire an exclusive license to certain probiotics or health related products. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:
For more information contact:

John Boschert
Tel: (360) 306-1133
www.calecopharmacorp.com/

For Investor Relations questions:

Bryan Crane
Managing Director
BlueWater Advisory Group
Tel: 805-426-5090
Email: info@calecopharmacorp.com